Exhibit 21.1

Subsidiaries of the Registrant

Strategy to Revenue, Ltd. (“STR Ltd.”), a United Kingdom (“UK”) company based in London.

Strategy to Revenue Inc. (“STR Inc.”), a Florida Corporation headquartered in Sarasota, Florida.